5


                             ITHACA INDUSTRIES, INC.
                                HIGHWAY 268 WEST
                                  P.O. BOX 620
                              WILKESBORO, NC 28697
                                 (336) 667-5231


AT THE COMPANY:         AT THE FINANCIAL RELATIONS BOARD:

Richard P. Thrush       Marilyn Windsor     Suzy Lynde           Deanne Eagle
Senior Vice President   General Inquiries   Analyst Inquiries    Media Inquiries
  and CFO               (312) 640-6692      (312) 640-6772       (212) 661-8030
(336) 667-5231


FOR IMMEDIATE RELEASE


                ITHACA INDUSTRIES POSTS FIRST-QUARTER SALES GAIN

     RESULTS FOR GLENDALE HOSIERY COMPANY INCLUDED EFFECTIVE MARCH 24, 1998


         WILKESBORO, N.C., JUNE 8, 1998--ITHACA INDUSTRIES, INC., one of the nation's largest manufacturers of private-brand men's and women's apparel and women's hosiery products, today announced higher revenues for the fiscal 1999 first quarter ended May 2, 1998.

         Revenues were $60.4 million versus $58.7 million in the prior year's first quarter, an increase of 2.8 percent. Included in the quarter's revenue was $3.8 million from the recently acquired Glendale Hosiery Company. The results for Glendale are included for only 5 1/2 weeks for the quarter as the acquisition was effective March 24, 1998.

         The net loss for the period was $604,000, or $0.06 per share, versus $150,000, or $0.02 per share, in the prior year's first quarter.

         Gross profit for the first quarter of fiscal 1999 was 12.8 percent. Included in this year's first quarter was $700,000 in costs for the closing of the company's Robbins, N.C. hosiery plant. Without this one-time, non-recurring cost, the quarter's gross margin would have equaled last year's gross margin of
14.0 percent. Total selling, general and administrative expenses increased to $7.0 million from $6.8 million last year, but remained constant at 11.6 percent of sales in both years.

         Operating income for the year's first quarter was $700,000 versus $1.4 million for last year's first quarter. The decrease was attributable to the previously mentioned non-recurring costs for closing the Robbins facility.

         Interest expense remained constant with last year's first quarter at $1.7 million despite the increased borrowing incurred for the acquisition of Glendale.

         Jim D. Waller, Ithaca's chairman, president and chief operating officer, stated, "The closing of our Robbins hosiery facility was the correct long-term decision despite the negative effect it had on the first quarter's operating profit. We are pleased with the underlying foundation of the business."

         Waller also stated, "We are well along on combining the Ithaca and Glendale hosiery operations and are confident that this consolidation will begin to generate bottom-line improvement in the second half of the fiscal year."

         Ithaca Industries, Inc. is one of the largest manufacturers of private-brand men's and women's apparel and women's hosiery products in the United States. Products are sold through a wide range of retail distribution channels and are offered to the public through more than 10,000 customer outlets, including discount stores, department stores, specialty stores, drug stores and supermarkets. Ithaca stock is currently traded via the Nasdaq bulletin board.

         THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THESE RISKS INCLUDE BUSINESS RISKS SUCH AS CHANGES IN THE PRICE OF RAW MATERIALS; CONCENTRATION OF ITHACA'S PRINCIPAL CUSTOMERS; AVAILABILITY OF LABOR AND COMPETITIVE FACTORS; INDUSTRY RISKS SUCH AS CHANGES IN THE RETAILING INDUSTRY AND SHIFTS IN CONSUMER PREFERENCES; FINANCIAL RISKS SUCH AS LIQUIDITY AND ACCESS TO CAPITAL; INTEGRATION OF THE GLENDALE HOSIERY COMPANY ACQUISITION; AND OTHER RISKS AS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

      FOR ADDITIONAL INFORMATION REGARDING ITHACA INDUSTRIES FREE OF CHARGE
                 VIA FAX, DIAL 1-800-PRO-INFO AND ENTER "ITHA9."

                               TABLES TO FOLLOW...

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                                                                               7

                    ITHACA INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)
                      (In thousands, except per share data)


                                                                           Thirteen Weeks Ended
                                                             ------------------------------------------------

                                                                   May 2, 1998              May 3, 1997
                                                             ------------------------------------------------
Net Sales....................................................$                60,388   $               58,743
Cost of Sales................................................                 52,643                   50,527
                                                             ------------------------------------------------
   Gross Profit..............................................                  7,745                    8,216
Selling, General and Administrative Expenses.................                  7,032                    6,789
                                                             ------------------------------------------------
   Operating Income..........................................                    713                    1,427
Interest Expense.............................................                 (1,685)                  (1,744)
Other Income (Expense).......................................                     34                      191
                                                             ------------------------------------------------
   Income (Loss) Before Income Taxes.........................                   (938)                    (126)
Income Tax (Expense) Benefit.................................                    334                      (24)
                                                             ------------------------------------------------
Income (Loss)................................................                   (604)                    (150)
                                                             ------------------------------------------------
Basic and Dilutive Net Income (Loss) Per
Common Share.................................................$                 (0.06)  $                (0.02)
                                                             ------------------------------------------------
Weighted Average Common Shares Outstanding...................                 10,171                   10,000
                                                             ------------------------------------------------